Exhibit 99.1


United States Filter Corporation Completes $900 Million
Debt Offering

    PALM DESERT, Calif., May 20 -- United States Filter Corporation
(NYSE: USF) announced today that it has issued $900 million of Remarketable or Redeemable Securities ("ROARS") to qualified institutional buyers, as defined in Rule 144A under the U.S. Securities Act of 1933, as amended.

    These senior unsecured debt securities are being issued in two tranches, $500 million 6.375 % ROARS, due 2011, and $400 million 6.5 % ROARS, due 2013.

    The Company intends to use the net proceeds to refinance existing indebtedness under the Company's senior credit facility, to repay a portion of the outstanding indebtedness of Culligan Water Technologies, Inc., after the pending acquisition of Culligan is completed, and for general corporate purposes.

    The issuance of the ROARS by U.S. Filter will not be, and has not been, registered under the Securities Act and the ROARS may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements of the Securities Act.

    United States Filter Corporation is based in Palm Desert, Calif. With annualized revenues of over $3.5 billion, U.S. Filter is the leading global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services with an installed base U.S. Filter believes is the largest worldwide. In addition, U.S. Filter has the industry's largest network of sales and service facilities through over 600 locations, including 90 manufacturing plants in 33 countries.

    U.S. Filter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is also actively involved in the development of privatization initiatives for municipal water treatment facilities in the United States, Canada and Mexico. U.S. Filter invites you to visit its web site at http://www.usfilter.com.


SOURCE  United States Filter Corporation
Web Site: http://www.usfilter.com




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